EXHIBIT 99.1

BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Jon Harris-Tel. (773) 864-6850

MWW Group
Carreen Winters
201-507-9500
cwinters@mww.com

FOR IMMEDIATE RELEASE

Bally Total Fitness Announces
Successful Completion of its Consent Solicitations

CHICAGO, December 7, 2004 – Bally Total Fitness Holding Corporation (NYSE: BFT) today announced that it has received and accepted consents from the holders of a majority of its 10-1/2% Senior Notes due 2011 and 9-7/8% Senior Subordinated Notes due 2007 to a limited waiver, which may extend until July 31, 2005, of any default or event of default arising from a failure by the Company to file with the Securities and Exchange Commission, and furnish to the holders of notes and the trustee under the indentures governing the notes, reports required to be filed pursuant to the Securities Exchange Act of 1934. As previously announced, the lenders under the Company’s new $275 million secured credit facility dated October 14, 2004, have foregone any requirement for receipt from the Company of financial statements filed with the Securities and Exchange Commission.

Deutsche Bank Securities Inc. acted as the solicitation agent for the consent solicitation. MacKenzie Partners, Inc. acted as the information and tabulation agent for the consent solicitation. Information regarding the consent solicitation may be obtained by contacting Deutsche Bank Securities Inc., 60 Wall Street, 2nd Floor, New York, New York 10005, Attention: Christopher White. The solicitation agent may be reached by telephone at (212) 250-6008.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC investigation and Bally’s internal investigation, including review and restatement of its previously announced or filed financial results; the audit of the restated financial statements; the identification of one or more other issues that require restatement of one or more prior period financial statements; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in prior filings of the Company with the Securities and Exchange Commission.